Exhibit 99.9

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Online Go to www.envisionreports.com/WPX or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WPX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all Proposals.

For	Against	Abstain	For	Against	Abstain

1. Merger Proposal - To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2020, by and among Devon Energy Corporation, WPX and East Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Devon and WPX (the “Merger Proposal”).

☐	☐	☐

2. Advisory Compensation Proposal - To vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to WPX’s named executive officers that is based on or otherwise relates to the merger.

			☐	☐	☐

3. Adjournment Proposal - To vote on a proposal to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Merger Proposal.

☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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The Special Meeting of Stockholders of WPX Energy, Inc. will be held on

                     , 2020 at                  A.M. CT, virtually via the internet at www.meetingcenter.io/<MeetingID>.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is -

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders.

The material is available at: www.envisionreports.com/WPX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2020 Special Meeting of Stockholders

Proxy Solicited by Board of Directors for Special Meeting

Dennis C. Cameron and Stephen E. Brilz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of WPX Energy, Inc. to be held on                    , 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Proposals.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.